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                                                                    Exhibit 23.3


                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
VF Corporation

We have audited the accompanying consolidated statements of income, cash flows, and common shareholders' equity for the fiscal year ended December 31, 1994. Our audit also included the financial statement schedule (as it pertains to 1994) as listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of VF Corporation for the fiscal year ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic 1994 financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ Ernst & Young LLP

Reading, Pennsylvania
February 8, 1995